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                                                                    EXHIBIT 99.2



                        OPTICAL PROCESS AUTOMATION, INC.

                        INCENTIVE STOCK OPTION AGREEMENT

        Optical Process Automation, Inc. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company's common stock and to provide the Grantee with an added incentive as an employee of the Company, hereby grants to Grantee, and the Grantee hereby accepts, an option ("Option") to purchase the number of such shares set forth below, during the term ending at midnight (prevailing local time at the Company's principal offices) on the expiration date of this Option specified below, at the exercise price specified below, subject to and upon the following terms and conditions and the terms and conditions of the Company's 2000 Stock Option and Incentive Plan (the "Plan").

1. IDENTIFYING PROVISIONS. As used in this Option, the following terms shall have the following respective meanings:

        (a)    Grantee: _______________________________

        (b)    Date of grant: ___________________________

        (c)    Number of shares optioned:  _______________

        (d)    Option exercise price per share:  $0.10

        (e)    Expiration date: _________________________

2. GRANT AS INCENTIVE STOCK OPTION. This option is intended to be and shall be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3. JOINDER OF SHAREHOLDERS' AGREEMENT. Upon the exercise of the Option, Grantee hereby agrees to become a party to the Shareholders' Agreement dated September 29, 2000 and effective July 1, 2000 (the "Shareholders' Agreement"). Grantee shall be required to execute and deliver to the Company an agreement pursuant to which Grantee agrees to be bound by all of the terms and conditions of the Shareholders' Agreement (as it may have then been amended), and the failure of Grantee to do so shall preclude Grantee from becoming a shareholder of the Company.

4. VESTING. All of the Option Shares initially shall be unvested shares. For so long as the Grantee maintains a continuous service to the Company as an employee, unvested shares (whether or not previously purchased) shall vest as follows:

        Upon the date of grant - 20% of the Option Shares shall vest.

        At the end of the first calendar quarter which is at least nine months from the date of grant, and at the end of each subsequent calendar quarter - 10% of the Option Shares shall vest; provided however, that if the Grantee shall die or become totally disabled (as such term is defined in the Code), then all outstanding Options which shall have been granted under the Plan and which are not exercisable at such time shall automatically accelerate and become exercisable immediately.

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5. RESTRICTIONS ON EXERCISE. The following additional provisions shall apply to the exercise of this Option:

        (a) Termination of Employment. If the Grantee's employment by the Company is terminated for any reason other than death or disability, only that portion of this Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised more than thirty (30) days after such termination nor after the expiration date of this Option, whichever date is sooner.

        (b) Death or Disability of Grantee. If the Grantee shall die or become totally and permanently disabled (as defined in the Code) during the term of this Option, Grantee or the Grantee's legal representative or representatives, or the person or persons entitled to do so under the Grantee's last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise under this Option in accordance with Section 4 hereof, and such right shall expire and this Option shall terminate in the case of death one
(1) year after the date of the Grantee's death or on the expiration date of this Option, whichever date is sooner and in the case of total and permanent disability on the expiration date of this Option.

        (c) Continuity of Employment. This Option shall not be exercisable by the Grantee in any part unless at all times beginning with the date of grant and ending no more than three (3) months prior to the date of exercise, the Grantee has, except for military service leave, sick leave, death or disability or other bona fide leave of absence approved by the Board of Directors of the Company (the "Board"), been in the continuous employ of the Company.

6. NON-TRANSFERABLE. The Grantee may not transfer this Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee's lifetime only by the Grantee or his guardian or legal representative.

7. ADJUSTMENTS AND CORPORATE REORGANIZATIONS. Subject to the provisions of the Plan under which this Option is granted, if the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Board whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.



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8. EXERCISE, PAYMENT FOR AND DELIVERY OF STOCK. This Option may be exercised by the Grantee or other person then entitled to exercise it by giving written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of the Company in payment of such price. If the Company is required to withhold on account of any present or future tax imposed as a result of such exercise, the notice of exercise shall be accompanied by a check to the order of the Company in payment of the amount of such withholding.

9. ALTERNATIVE PAYMENT WITH STOCK. Notwithstanding the foregoing provisions requiring payment by check, payment of such purchase price or any portion thereof may be made with shares of stock of the same class as the shares then subject to this Option, if shares of that class have been owned by the Grantee for more than six (6) months on the date of surrender and have a Fair Market Value (as defined herein) on the date of surrender equal to the aggregate exercise price of the exercised Options, such shares to be credited toward such purchase price on the valuation basis set forth below, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (i) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (ii) the right or power of the person exercising the Option to deliver such shares in payment of said purchase price is subject to the prior interests of any other person (excepting the Company), as indicated by legends upon the certificate(s) or as known to the Company.

        "Fair Market Value" of the Company's shares shall mean as of any applicable date, (i) if the principal securities market on which the shares are traded is a national securities exchange or The Nasdaq National Market ("NNM"), the closing price of the shares on such exchange or NNM, as the case may be, or if no sale of the shares shall have occurred on such date, on the next preceding date on which there was a reported sale; (ii) if the shares are not traded on a national securities exchange or NNM, the closing price on such date as reported by The Nasdaq SmallCap Market, or if no sale of the shares shall have occurred on such date, on the next preceding date on which there was a reported sale;
(iii) if the principal securities market on which the shares are traded is not a national securities exchange, NNM or The Nasdaq SmallCap Market, the average of the bid and asked prices reported by the National Quotation Bureau, Inc.; or
(iv) if the price of the shares are not so reported, the fair market value of the shares as determined in good faith by the Board.

10. RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

11. REQUIREMENTS OF LAW. No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered prior to the admission of such shares to listing on notice of issuance on any stock exchange or other securities market on which shares of that class are then listed, nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities



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exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

12. STOCK OPTION PLAN. This Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Grantee, without his consent, of this Option or any of his rights hereunder. Pursuant to the Plan, the Board is vested with final authority to interpret and construe the Plan and this Option, and is authorized to adopt rules and regulations for carrying out the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee or other persons entitled to exercise this Option at the Company's principal office.

13. NOTICES. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the Company.

14. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard for its conflicts of laws principals which would cause the substantive law of another jurisdiction to apply.

15. ENTIRE AGREEMENT. The Plan and this Option constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof.

16. NO GUARANTEE OF CONTINUED SERVICE. Grantee acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all and shall not interfere in any way with Grantee's right or the Company's right to terminate Grantee's relationship as an employee at any time, with or without cause.

        IN WITNESS WHEREOF, the Company has granted this Option on the date of grant specified above.

                                        OPTICAL PROCESS AUTOMATION, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GRANTEE

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